UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 18, 2018 (April 17, 2018)

CoreCivic, Inc.

(Exact name of registrant as specified in its charter)

Maryland	001-16109	62-1763875
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

10 Burton Hills Boulevard,

Nashville, Tennessee 37215

(Address of principal executive offices) (Zip Code)

(615) 263-3000

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions ( see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01.	Entry into a Material Definitive Agreement.

On April 17, 2018, CoreCivic, Inc., a Maryland corporation (the “Company”), entered into a Second Amended and Restated Credit Agreement dated as of April 17, 2018, by and among the Company, as Borrower, certain lenders party thereto from time to time, and Bank of America, N.A., as Administrative Agent for the lenders (the “New Credit Facilities”). The New Credit Facilities effectively replace the Company’s existing senior secured credit facilities.

Availability

The New Credit Facilities are in the aggregate principal amount of $1.0 billion, consisting of a $200 million term loan and an $800 million revolving credit facility that has a $30 million sublimit for swingline loans and a $50 million sublimit for the issuance of standby letters of credit. In addition, the Company has an option to increase the availability under the revolving credit facility and to request term loans from the lenders in an aggregate amount not to exceed $350 million subject to, among other things, the receipt of commitments for the increased amount. The New Credit Facilities mature on April 17, 2023.

Collateral and Guarantees

The loans and other obligations under the New Credit Facilities are guaranteed by each of the Company’s domestic restricted subsidiaries.

The Company’s obligations under the New Credit Facilities and the guarantees are secured by, among other things:

•	all of the capital stock (or other ownership interests) of the Company’s domestic restricted subsidiaries and 65% of the capital stock (or other ownership interests) of the Company’s “first-tier” foreign subsidiaries;

•	the accounts receivable of the Company and its domestic restricted subsidiaries; and

•	substantially all of the deposit accounts of the Company and its domestic restricted subsidiaries.

Interest and Fees

The Company’s borrowings under the New Credit Facilities bear interest at rates that, at the Company’s option, can be either:

•	a base rate defined as the sum of (i) the higher of (x) the Administrative Agent’s prime rate, (y) the average overnight federal funds effective rate plus one-half of percent (0.50%) per annum and (z) one-month LIBOR plus one percent (1.0%) per annum and (ii) an applicable margin, based on the Company’s total leverage ratio (consolidated total debt net of cash/consolidated EBITDA).

•	a LIBOR rate defined as the sum of (i) LIBOR (as published by Bloomberg or other commercially available source) for one, two, three or six months (or, if approved by the relevant lenders, twelve months), as selected by the Company, and (ii) an applicable margin based on the Company’s total leverage ratio.

The initial applicable margin for base rate loans is 0.50%, and the initial applicable margin for LIBOR loans is 1.50%. The applicable margins will be adjusted quarterly, in each case ten (10) business days after the Administrative Agent’s receipt of the Company’s quarterly financial statements.

Interest on base rate loans is payable quarterly in arrears, and interest on LIBOR loans is payable at the end of each interest period (but not less often than every three months).

The Company is also required to pay a commitment fee on the difference between committed amounts under the revolving credit facility and amounts other than swing line loans actually used under the revolving credit facility, which fee initially is 0.35% per annum, subject to adjustment in the same manner as the applicable margins for interest rates.

Certain Covenants

The New Credit Facilities require the Company to meet certain financial tests, including, without limitation:

•	a consolidated total leverage ratio (consolidated total debt net of cash/consolidated EBITDA) of not more than 5.50 to 1.00;

•	a consolidated secured leverage ratio of not more than 3.25 to 1.00 (consolidated secured debt net of cash/consolidated EBITDA); and

•	a consolidated fixed charge coverage ratio (consolidated EBITDA/consolidated fixed charges) of not less than 1.75 to 1.00.

In addition, the New Credit Facilities contain certain customary affirmative and negative covenants.

Events of Default

The New Credit Facilities contains customary events of default, including, without limitation, payment defaults, breaches of representations and warranties, covenant defaults, cross-defaults to certain other material indebtedness in excess of specified amounts, certain events of bankruptcy and insolvency, certain ERISA events, judgments in excess of specified amounts and change in control.

Certain of the lenders under the New Credit Facilities or their affiliates have provided, and may in the future provide, certain commercial banking, financial advisory, and investment banking services in the ordinary course of business for the Company, its subsidiaries and certain of its affiliates, for which they receive customary fees and commissions.

The foregoing description of the New Credit Facilities does not purport to be complete and is qualified in its entirety by reference to the credit agreement governing the New Credit Facilities, which is attached hereto as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 2.03	Creation of a Direct Financial Obligation.

To the extent applicable, the information set forth above under Item 1.01 is hereby incorporated by reference into this Item 2.03.

Item 7.01	Regulation FD Disclosure.

On April 18, 2018, the Company issued a press release announcing the New Credit Facilities. A copy of the press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01.	Financial Statements and Exhibits.

(d) The following exhibits are filed as part of this Current Report:

Exhibit 10.1 – Second Amended and Restated Credit Agreement, dated as of April 17, 2018

Exhibit 99.1 – Press Release dated April 18, 2018

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Date: April 18, 2018	CORECIVIC, INC.

	By:	/s/ David M. Garfinkle
David M. Garfinkle Executive Vice President and Chief Financial Officer